Ziegler, Ziegler & Associates LLP
Counselors at Law
555 Madison Avenue, 11th Floor
New York, New York 10022
(212) 319-7600
Telecopier (212) 319-7605

December 19, 2002

JPMorgan Chase Bank, as Depositary
1 Chase Manhattan Plaza
New York, New York 10081

American Depositary Shares
evidenced by American Depositary Receipts
for deposited Shares of
Sumitomo Mitsui Financial Group, Inc.

Dear Sirs:

                  Referring to the Registration Statement on Form F-6 relating to the above-entitled American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) each ADS representing 1/1000 of one common share of Sumitomo Mitsui Financial Group, Inc. (the “Company”), a corporation incorporated under the laws of Japan.

                  We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the form of ADR attached as Exhibit (a) to the Registration Statement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the form of ADR.

                  The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

                  We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Ziegler, Ziegler & Associates LLP